Exhibit 10.20

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

)
In the Matter of	)
	)	ORDER TO CEASE AND DESIST
HOMESTREET BANK	)
SEATTLE, WASHINGTON	)	FDIC-09-121b
)
(INSURED STATE NONMEMBER BANK))
)

HomeStreet Bank, Seattle, Washington (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and Revised Code of Washington, Anno. § 30.04.450, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with counsel for the Washington Department of Financial Institutions (“DFI”), dated May 7, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the DFI.

The FDIC and the DFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and violations of law and/or regulations. The FDIC and the DFI, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices and violations of law and/or regulations:

(a) operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;

(b) operating with a board of directors which has failed to provide adequate supervision over and direction to the active management of the Bank;

(c) operating with inadequate capital in relation to the kind and quality of assets held by the Bank;

(d) operating with a large volume of poor quality loans;

(e) engaging in unsatisfactory lending and collection practices;

(f) operating in such a manner as to produce low earnings;

(g) operating with inadequate provisions for liquidity; and

(h) operating in violation of Part 362 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 362.

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1.	The Bank shall have and retain qualified management.

(a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include a chief executive officer with proven ability in managing a bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention. Management shall also include a chief credit officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

(b) The qualifications of management shall be assessed on its ability to:

(i)	comply with the requirements of this ORDER;

(ii)	operate the Bank in a safe and sound manner;

(iii)	comply with applicable laws and regulations; and

(iv)	restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

(c) During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Director of Banks of the DFI (“Director of Banks”) in writing when it proposes to add any individual to the Board or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.

2. (a) Within 30 days from the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; reports from the Board Credit Committee regarding new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. The Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b) Within 60 days from the effective date of this ORDER, the Bank shall develop an infrastructure for its credit administration function that is appropriate to the size and complexity of the Bank and that ensures oversight by officers with appropriate credit qualifications and expertise.

(c) Within 60 days from the effective date of this ORDER, the Board shall assess the function and qualifications of its Loan Committee in order to ensure that the Loan Committee contains directors and officers with appropriate credit oversight qualifications and experience. The Loan Committee shall develop a charter that details appropriate duties and responsibilities for the Loan Committee. The charter must be acceptable to the Regional Director and Director of Banks as determined at subsequent examinations and/or visitations.

3. (a) Within 150 days from the effective date of this ORDER, the Bank shall have and thereafter maintain Tier 1 capital in such an amount as to equal or exceed 10 percent of the Bank’s total assets.

(b) Within 150 days from the effective date of this ORDER, the Bank shall have and thereafter maintain total risk-based capital in such an amount as to equal or exceed 12 percent of the Bank’s total risk-weighted assets.

(c) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

(d) Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may be accomplished by the following:

(i)	the sale of common stock; or

(ii)	the sale of noncumulative perpetual preferred stock; or

(iii)	the direct contribution of cash by the Bank’s Board, shareholders, and/or parent holding company; or

(iv)	any other means acceptable to the Regional Director and the Director of Banks; or

(v)	any combination of the above means.

Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s allowance for loan and lease losses.

(e) For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

4. (a) Within 45 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset adversely classified “Substandard” or “Doubtful” as of December 31, 2008, including all outstanding loan commitments. For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Regional Director and the Director of Banks. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each such adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b) In addition, the plan mandated by this provision shall also include, but not be limited to, the following:

(i) A schedule for reducing the outstanding dollar amount of each such adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each such adversely classified asset must show its expected dollar balance on a quarterly basis);

(ii) Specific action plans intended to reduce the Bank’s risk exposure in each such classified asset;

(iii) A schedule showing, on a quarterly basis, the expected consolidated balance of all such adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 capital plus the allowance for loan and lease losses;

(iv) A provision for the Bank’s submission of monthly written progress reports to its board of directors; and

(v) A provision mandating board review of the progress reports, with a notation of the review recorded in the minutes of the meeting of the board of directors.

(c) The plan mandated by this provision shall further require a reduction in the aggregate balance of assets classified “Substandard” and “Doubtful” as of December 31, 2008.

(d) The requirements of this paragraph do not represent standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets. The plan may include a provision for increasing Tier 1 capital when necessary to achieve the prescribed ratio.

(e) The Bank shall, immediately upon completion, submit the plan to the Regional Director and the Director of Banks for review and comment. Within 30 days from receipt of any comment from the Regional Director and the Director of Banks, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the meeting of the board of directors. Thereafter, the Bank shall implement and fully comply with the plan.

5. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” and is uncollected. Subparagraph 5(a) of this ORDER shall not prohibit the Bank (i) from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 (“FASB 15”), or (ii) from making advances on mortgaged property in the process of foreclosure for payment of taxes and insurance or for the purpose of preserving and protecting the property from theft, vandalism and the elements, with expenses limited to the following: installation of exterior doors, windows, roofing, and/or moisture barriers and subject to a maximum per house expenditure of $50,000.

(b) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” or “Doubtful” without the prior approval of a majority of the Board or the Board Credit Committee.

(c) The Board Credit Committee or Board shall not approve any extension of credit, or additional credit to a borrower in subparagraph 5(b) above without first collecting in cash all past due interest.

(d) Notwithstanding any provision of Paragraph 5 or 6 of this ORDER to the contrary, the Bank may make loan modifications to 1-4 family residential mortgage loans in accordance with loan modification programs and practices promoted, sponsored or approved by the FDIC or other governmental agencies.

6. (a) Within 45 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function, which policies shall include specific guidelines for placing loans on a non-accrual basis. In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Such policies and their implementation shall be in a form and manner acceptable to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

(b) The initial revisions to the Bank’s loan policy and practices, required by this paragraph, at a minimum, shall include the following:

(i) provisions, consistent with FDIC’s instructions for the preparation of Reports of Condition and Income, under which the accrual of interest income is discontinued and previously accrued interest is reversed on delinquent loans;

(ii) provisions which prohibit the capitalization of interest or loans related expense unless the Board Credit Committee supports in writing and records in the minutes of the corresponding Board Credit Committee meeting why an exception thereto is in the best interests of the Bank;

(iii) provisions which require complete loans documentation, realistic repayment terms, and current credit information adequate to support the outstanding indebtedness of the borrower. Such documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections;

(iv) provisions which incorporate limitations on the amount that can be loaned in relation to established collateral values;

(v) provisions which specify the circumstances and conditions under which real estate appraisals must be conducted by an independent third party;

(vi) provisions which establish officer lending limits;

(vii) provisions that directors first determine that the lending staff has the expertise necessary to properly supervise construction loans and that adequate procedures are in place to monitor any construction involved before funds are disbursed;

(viii) provisions which prohibit concentrations of credit in excess of 25 percent of the Bank’s total equity capital and reserves to any borrower and that borrower’s related interests;

(ix) provisions which require the preparation of a loan “watch list” which shall include relevant information on all loans in excess of $200,000, which are classified “Substandard” and “Doubtful” and all other loans in excess of $200,000, which warrant individual review and consideration by the Board as determined by the Board Credit Committee or active management. The loan “watch list” shall be presented to the Board for review at least monthly with such review noted in the minutes; and

(x) provisions which limit aggregate regulatory loan to value exceptions to no more than 100% of total capital and which require documentation of specific mitigating credit factors before granting exceptions to regulatory loan to value guidelines, in compliance with Part 365 of the FDIC’s Rules and Regulations;

(xi) provisions requiring a portfolio-level stress testing analysis that, at a minimum, demonstrates the impact to capital and earnings of market declines based upon loan to value impairment Stress testing results shall also be included in capital planning and budgeting processes;

(xii) provisions that address appropriate, measurable credit criteria with respect to residential construction loans. Such criteria shall reflect prudent risk tolerances; and

(xiii) the Board shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned. The procedures adopted shall be reflected in minutes of a Bank’s Board meeting at which all members are present and the vote of each is noted.

7. (a) Within 45 days from the effective date of this ORDER, the Bank shall revise its Concentration Policy to limit concentrations for Commercial Real Estate (“CRE”) and Acquisition, Development, and Construction (“ADC”) loans in order to comply with the following: (i) Appendix A of Part 365 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 365, Appendix A; and (ii) FIL-104-2006, Commercial Real Lending Joint Guidance, dated December 12, 2006. The Bank’s Concentration Policy and its implementation shall be acceptable to the Regional Director and Director of Banks as determined at subsequent examinations and/or visitations.

(b) Within 45 days from the effective date of this ORDER, the Bank shall develop a written plan for systematically reducing the amount of CRE and ADC loans in compliance with the revised Concentration Policy required by subparagraph 7(a) of this ORDER. The Bank shall not make any new CRE or ADC loans unless: (i) the loans are in compliance with the written plan required by this subparagraph; (ii) the loans are in compliance with the provisions of subparagraph 5(c) of this ORDER; and (iii) the loans are approved by the Board Credit Committee. The plan and its implementation shall be acceptable to the Regional Director and Director of Banks as determined at subsequent examinations and/or visitations.

8. Within 75 days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and Director of Banks a written three-year strategic plan. Such plan shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of December 31, 2009, December 31, 2010, and December 31, 2011. For each time frame, the plan will also specify the anticipated average maturity and average yield on loans and securities; the average maturity and average cost of deposits; the level of earning assets as a percentage of total assets; and the ratio of net interest income to average earning assets. The plan shall be in a form and manner acceptable to the Regional Director and Director of Banks as determined at subsequent examinations and/or visitations.

9. Within 75 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan. This plan shall be forwarded to the Regional Director and the Director of Banks for review and comment and shall address, at a minimum, the following:

(a) goals and strategies for improving and sustaining the earnings of the Bank, including:

(i)	an identification of the major areas in, and means by which, the Bank’s Board will seek to improve the Bank’s operating performance;

(ii)	realistic and comprehensive budgets;

(iii)	a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and

(iv)	a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.

(b) coordination of the Bank’s loan, investment, and operating policies, and budget and profit planning, with the funds management policy.

10.(a) Within 30 days from the effective date of this ORDER, the Board shall revise, adopt and fully implement a written liquidity and funds management policy, which policy shall address specific contingency plans that detail actions to be implemented under various liquidity scenarios. Such policy shall include specific provisions to provide for a minimum primary liquidity ratio (net cash, short-term, and marketable assets divided by net deposits and short-term liabilities) of at least 15 percent. The policy and its implementation shall be in a form and manner acceptable to the Regional Director and Director of Banks as determined at subsequent examinations and/or visitations.

(b) Within 30 days from the effective date of this ORDER, the Bank shall submit to the Regional Director and Director of Banks a liquidity and funds management plan to reduce the Bank’s reliance on non-core funding sources, including brokered deposits and borrowings, and reduce the Bank’s Non-Core Funding Dependency ratio to not more than 20 percent. The plan shall be acceptable to the Regional Director and the Director of Banks as determined at subsequent examinations and/or visitations.

11. Within 90 days from the effective date of this ORDER, the Bank shall develop and implement a plan to reduce the Bank’s interest rate sensitivity, establish prudent limits on the impact of interest rate changes on earnings, and develop plans for mitigating risks from interest rate changes.

12. The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Director of Banks.

13.(a) During the life of this ORDER, the Bank shall not solicit, retain, or rollover brokered deposits unless it has applied for and been granted a waiver of this prohibition by the FDIC in accordance with the provisions of section 337.6 of the FDIC’s Rules and Regulations.

(b) For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2).

14. The Bank shall not use, renew, or extend irrevocable Federal Home Loan Bank standby letters of credit collateralized with Bank assets to secure private deposits in the Bank, and shall ensure future compliance with Part 362 of the FDIC Rules and Regulations, 12 C.F.R. Part 362, provided that the Bank shall not be deemed to have violated this ORDER by reason of such letters of credit that were outstanding as of April 1, 2009 so long as they are not renewed or extended. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

15. Within 30 days of the end of the first quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director of Banks detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Director of Banks have released the Bank in writing from making further reports.

16. Following the effective date of this ORDER, the Bank shall either send to its shareholder HomeStreet, Inc. a copy of this ORDER or otherwise furnish a description of this ORDER in conjunction with the next Board meeting of HomeStreet, Inc., in which case such description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

This ORDER will become effective upon its issuance by the FDIC and the DFI. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the DFI.

Pursuant to delegated authority.

Dated at San Francisco, California, this 8th day of May, 2009.

/s/ J. George Doerr
J. George Doerr Deputy Regional Director Risk Management Division of Supervision and Consumer Protection San Francisco Region Federal Deposit Insurance Corporation

/s/ Brad Williamson
Brad Williamson Director of Banks Washington Department of Financial Institutions